NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG THIRD QUARTER OPERATING INCOME GROWTH; REAFFIRMS FULL YEAR UNDERLYING GROWTH OUTLOOK

Louisville, KY, March 4, 2015 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its third quarter and the first nine months of fiscal 2015 ended January 31, 2015. The company grew reported net sales1 1% to $1,093 million in the third quarter (+5% on an underlying basis2). Reported operating income increased 7% in the quarter to $272 million (+8% on an underlying basis). Diluted earnings per share of $0.87 grew 6% in the quarter compared to $0.82 in the prior year period. For the first nine months of the fiscal year, reported net sales increased 3% (+5% on an underlying basis), reported operating income increased 2% (+7% on an underlying basis), and diluted earnings per share increased 4% to $2.54. Foreign exchange negatively impacted reported operating income growth by seven percentage points during the first nine months.

Paul Varga, the company’s chief executive officer said, “Brown-Forman's 7% growth in underlying operating income over the first nine months is impressive against last year’s strong comparisons. Our industry-leading results were once again driven by our portfolio skew to premium American whiskey brands and a balanced geographic approach.”

Varga added, “Accelerating growth in the United States, combined with favorable fourth quarter comparisons, keep us on track to deliver our full year outlook for underlying sales and operating income growth. As a result of the recent strengthening of the US dollar, we are reflecting an additional five cents of negative foreign exchange impact in our updated full year EPS outlook.”

Year-to-date Fiscal 2015 Highlights

•	Underlying net sales increased over 5%:

◦	Price/mix contributed three points to net sales growth and gross margin expanded 70 bps

◦	Jack Daniel’s trademark grew underlying net sales 8% (+5% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 32% (+30% reported)

◦
The company’s super/ultra-premium whiskey brands surpassed one million cases on a twelve month basis, and grew underlying net sales double-digits, including 32% growth from the Woodford Reserve family (+30% reported)

◦	Herradura grew underlying net sales 19% (+17% reported)

◦	Underlying net sales growth in the United States accelerated to 7% (+7% reported)

•	Underlying operating income increased 7%

Year-to-date Fiscal 2015 Performance By Market
Underlying net sales grew 6% (-2% reported) in the emerging markets, powered by double-digit growth in Turkey, Brazil, Indonesia, Ukraine and sub-Saharan Africa. Russia also delivered growth on an underlying basis, but reported results declined due to the ruble’s devaluation. Mexico grew slightly as competitive pressures in mainstream tequila offset growth in other brands. Poland’s results were down double-digits compared to the prior year period which reflected significant buy-ins in advance of the January 1, 2014 excise tax increase. Jack Daniel’s Tennessee Whiskey grew underlying net sales mid-teens in the emerging markets.

Underlying net sales in the United States enjoyed continued momentum, growing 7%, fueled by the Jack Daniel’s trademark which also delivered 7% growth. Primary drivers include share gains for Jack Daniel’s Tennessee Whiskey and continued double-digit growth of Jack Daniel’s Tennessee Honey in its fourth year in the market. Gentleman Jack and Jack Daniel’s Single Barrel aggregate underlying sales grew double-digits. El Jimador and Herradura also enjoyed double-digit gains due in part to investments in new packaging and better distribution.

Underlying net sales growth in developed markets outside of the United States was comparable to first half trends, at 4% (+1% reported). The United Kingdom, France, and Canada were strong performers, while Germany and Italy delivered more modest gains. Australia’s results were down slightly as share gains were not enough to offset weak economic conditions and competitive pressures.

Global Travel Retail delivered mid-single digit underlying net sales growth as premiumization trends continue to drive solid gains in price/mix.

Year-to-date Fiscal 2015 Performance By Brand
The company’s global underlying net sales growth was led by the Jack Daniel’s trademark, up 8%. Jack Daniel’s Tennessee Honey grew underlying sales by 32%, driven by expansion into new locations and continued growth in established markets.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold, and Collingwood collectively surpassed one million cases on a twelve month basis. These brands are capitalizing on consumer interest in super- and ultra-premium whiskey brands, and are increasingly important drivers of growth for the company, delivering high-teens underlying net sales growth. Woodford Reserve’s family of brands led the way, with 32% growth in underlying net sales. Old Forester grew underlying net sales double-digits with strong on-premise trends and the launch of Old Forester 1870.

Finlandia vodka’s family of brands experienced a 9% decline in underlying net sales due primarily to the previously mentioned comparison issues in Poland.

Herradura grew underlying net sales double-digits, with large gains in the United States and Mexico. Herradura’s results in Mexico benefited from the recent launch of Herradura Ultra. El Jimador grew double-digits in the United States, but was down in Mexico following a recent price increase taken in a highly competitive mainstream tequila category.

Southern Comfort’s family of brands experienced a 5% decline in underlying net sales driven primarily by pressure from flavored whiskies.

Sonoma-Cutrer grew underlying net sales by high-single digits and Korbel grew underlying net sales by mid-single digits.

Other P&L Items
Company-wide price/mix improvements contributed approximately three points of sales growth year-to-date. Better price/mix helped deliver gross margin expansion of 70 bps. Year-to-date underlying A&P spend increased 4% (+1% reported) and underlying SG&A increased 9% (+7% reported) compared to the prior year period. SG&A growth reflects the impact from the route-to-market changes made in France on January 1, 2014, as well as the timing of spend.

Financial Stewardship
On January 20, 2015, Brown-Forman declared a regular quarterly cash dividend of $0.315 per share on its Class A and Class B common stock, an 8.6% increase over the prior dividend, resulting in an annualized cash dividend of $1.26 per share. The cash dividend is payable on April 1, 2015 to stockholders of record on March 10, 2015. Brown-Forman has paid regular quarterly cash dividends for 69 consecutive years and has increased the dividend for 31 consecutive years.

During the first nine months of fiscal 2015, the company repurchased a combined total of 3.0 million Class A and Class B shares for $269 million, at an average price of $90.41 per share. The company has $184 million remaining on its current $250 million share repurchase authorization.

Fiscal Year 2015 Outlook
Assuming stable global market conditions, the company is reaffirming its underlying growth outlook for fiscal 2015, including 6-8% growth in underlying net sales and 9-11% growth in underlying operating income.
The company also expects reported results to continue to be negatively impacted by the strong appreciation of the U.S. dollar compared to other currencies. After considering current spot rates versus the prior year rates, as well as the company’s hedge positions, the company anticipates a mid-single digit currency headwind on reported operating income growth for the full year. This would negatively impact full year earnings per share by $0.20, compared to the $0.15 per share impact expected at the time of the second quarter earnings call. The company now expects diluted earnings per share of $3.15 to $3.25, which incorporates this incremental negative impact from foreign exchange.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investor Relations.”   A digital audio recording of the conference call will be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative expenses and (f) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month and nine-month periods ending January 31, 2015, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel or other on-premise declines; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Our status as a family ”controlled company” under New York Stock Exchange rules

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$1,078	$1,093	1%
Excise taxes	296	280	(5%)
Cost of sales	250	260	4%
Gross profit	532	553	4%
Advertising expenses	116	112	(3%)
Selling, general, and administrative expenses	161	163	1%
Other expense (income), net	—	6
Operating income	255	272	7%
Interest expense, net	6	6
Income before income taxes	249	266	7%
Income taxes	72	80
Net income	$177	$186	5%

Earnings per share:
Basic	$0.83	$0.88	6%
Diluted	$0.82	$0.87	6%

Gross margin	49.3%	50.6%
Operating margin	23.6%	24.9%

Effective tax rate	28.8%	30.0%

Cash dividends paid per common share	$0.290	$0.315

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,151	211,126
Diluted	214,792	212,606

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$3,053	$3,149	3%
Excise taxes	751	754	0%
Cost of sales	717	738	3%
Gross profit	1,585	1,657	5%
Advertising expenses	329	334	1%
Selling, general, and administrative expenses	479	512	7%
Other expense (income), net	(6)	16
Operating income	783	795	2%
Interest expense, net	18	20
Income before income taxes	765	775	1%
Income taxes	239	232
Net income	$526	$543	3%

Earnings per share:
Basic	$2.46	$2.56	4%
Diluted	$2.45	$2.54	4%

Gross margin	51.9%	52.6%
Operating margin	25.6%	25.2%

Effective tax rate	31.2%	29.9%

Cash dividends paid per common share	$0.800	$0.895

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,493	212,189
Diluted	215,116	213,701

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2014	January 31, 2015
Assets:
Cash and cash equivalents	$437	$250
Accounts receivable, net	569	631
Inventories	882	920
Other current assets	289	408
Total current assets	2,177	2,209

Property, plant, and equipment, net	526	567
Goodwill	620	607
Other intangible assets	677	619
Other assets	103	159
Total assets	$4,103	$4,161

Liabilities:
Accounts payable and accrued expenses	$474	$511
Dividends payable	—	66
Accrued income taxes	71	16
Short-term borrowings	8	8
Current portion of long-term debt	—	250
Other current liabilities	8	9
Total current liabilities	561	860

Long-term debt	997	748
Deferred income taxes	102	129
Accrued postretirement benefits	244	229
Other liabilities	167	154
Total liabilities	2,071	2,120

Stockholders’ equity	2,032	2,041

Total liabilities and stockholders’ equity	$4,103	$4,161

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2014 and 2015
(Dollars in millions)

	2014	2015

Cash provided by operating activities	$390	$375

Cash flows from investing activities:
Additions to property, plant, and equipment	(87)	(92)
Other	(2)	(4)
Cash used for investing activities	(89)	(96)

Cash flows from financing activities:
Net issuance of debt	6	1
Acquisition of treasury stock	(49)	(271)
Dividends paid	(171)	(190)
Other	—	11
Cash used for financing activities	(214)	(449)

Effect of exchange rate changes on cash and cash equivalents	(4)	(17)

Net decrease in cash and cash equivalents	83	(187)

Cash and cash equivalents, beginning of period	204	437

Cash and cash equivalents, end of period	$287	$250

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2015	January 31, 2015	April 30, 2014

Reported change in net sales	1%	3%	4%
Impact of foreign currencies	5%	3%	1%
Estimated net change in distributor inventories	(1)%	(1)%	1%

Underlying change in net sales	5%	5%	6%

Reported change in gross profit	4%	5%	6%
Impact of foreign currencies	5%	3%	1%
Estimated net change in distributor inventories	(3)%	(1)%	1%

Underlying change in gross profit	7%	7%	8%

Reported change in advertising	(3)%	1%	7%
Impact of foreign currencies	6%	3%	1%

Underlying change in advertising	3%	4%	8%

Reported change in SG&A	1%	7%	5%
Impact of foreign currencies	5%	2%	1%
Estimated net change in distributor inventories	-	-	-

Underlying change in SG&A	6%	9%	6%

Reported change in operating income	7%	2%	8%
Impact of foreign currencies	7%	7%	-
Estimated net change in distributor inventories	(6)%	(2)%	3%

Underlying change in operating income	8%	7%	11%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assist in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2015

	% Change vs. FY2014
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	5%	6%	5%	3%	(1)%	8%
Jack Daniel’s Tennessee Whiskey	4%	4%	4%	3%	(1)%	6%
Jack Daniel’s Tennessee Honey	31%	31%	30%	3%	(1)%	32%
Other Jack Daniel’s Whiskey Brands[4]	22%	22%	17%	2%	(1)%	18%
Jack Daniel’s RTD/RTP[5]	2%	2%	(3)%	4%	0%	1%
Southern Comfort Family	(5)%	(4)%	(6)%	2%	(1)%	(5)%
Finlandia Family	(8)%	(8)%	(13)%	5%	(1)%	(9)%
el Jimador[6]	(3)%	(3)%	3%	3%	(1)%	4%
New Mix RTD[7]	4%	4%	1%	4%	0%	5%
Herradura	11%	11%	17%	3%	(1)%	19%
Woodford Reserve Family	30%	30%	30%	1%	1%	32%
Canadian Mist Family	(5)%	(5)%	(5)%	0%	(1)%	(5)%
Rest of Brand Portfolio (excl. Discontinued Brands)	2%	2%	2%	1%	—%	4%
Total Portfolio	2%	2%	3%	3%	(1)%	5%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentlemen Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye and Jack Daniel's 1907.
5 Refers to all ready-to-drink (RTD) and ready-to-pour (RTP) line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador flavors, and el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.